CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the registration statement on Form N-2 (File No. 333-60760)("Registration Statement") of our report dated December 12, 2001, relating to the financial statements and financial highlights appearing in the October 31, 2001 Annual Report of TH Lee, Putnam Emerging Opportunities Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
July 3, 2002